Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

MATTRESS FIRM HOLDING CORP.

at

$64.00 PER SHARE

Pursuant to the Offer to Purchase, dated August 16, 2016,

by

STRIPES ACQUISITION CORP.,

a direct wholly-owned subsidiary of

STRIPES US HOLDING, INC.,

a direct wholly-owned subsidiary of

STEINHOFF INTERNATIONAL HOLDINGS N.V.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 13, 2016 (I.E., THE LAST MOMENT OF THE DAY ON SEPTEMBER 13, 2016) UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Stripes Acquisition Corp., a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of Stripes US Holding, Inc., a Delaware corporation ("HoldCo") and a direct wholly-owned subsidiary of Steinhoff International Holdings N.V., a company incorporated under the laws of the Netherlands (Naamloze Vennootschap) ("Steinhoff") to act as Information Agent in connection with the offer by Purchaser to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Mattress Firm Holding Corp., a Delaware corporation ("Mattress Firm"), at a price of $64.00 per Share, without interest (less any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 16, 2016 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer") enclosed herewith. Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to Computershare Trust Company, N.A. (the "Depositary") prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        THE BOARD OF DIRECTORS OF MATTRESS FIRM HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

        The Conditions of the Offer are described in Section 15—"Conditions of the Offer" of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Offer to Purchase;

        2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included IRS Form W-9;

        3.     A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to the Depositary by midnight, New York City time, on September 13, 2016 (i.e., the last moment of the day on September 13, 2016) (the "Expiration Time," unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement (as defined below), in which event "Expiration Time" will mean the latest time and date at which the Offer, as so extended, will expire and the date on which the Expiration Time occurs is referred to herein as the "Expiration Date") or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the "Notice of Guaranteed Delivery");

        4.     A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     Mattress Firm's Solicitation/Recommendation Statement on Schedule 14D-9; and

        6.     A return envelope addressed to the Depositary for your use only.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at midnight, New York City time, on September 13, 2016 (i.e., the last moment of the day on September 13, 2016), unless the Offer is extended.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 6, 2016, by and among Steinhoff, HoldCo, Purchaser and Mattress Firm (as it may be amended or supplemented from time to time in accordance with its terms, the "Merger Agreement"). As soon as practicable following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Mattress Firm (the "Merger"), with Mattress Firm continuing as the surviving corporation in the Merger and becoming a direct wholly-owned subsidiary of HoldCo. Because the Merger will be governed by and effected under Section 251(h) of the General Corporation Law of the State of Delaware ("DGCL"), no stockholder vote is required to consummate the Merger once the Offer is consummated. At the effective time of the Merger, each Share then issued and outstanding (other than (i) treasury Shares, (ii) Shares owned by Steinhoff or any direct or indirect wholly-owned subsidiary of Steinhoff or Mattress Firm and (iii) Shares held by a Mattress Firm stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL) will be cancelled and converted into the right to receive the Offer Price in cash and without interest. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        The board of directors of Mattress Firm has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions") are fair to, and in the best interests of, Mattress Firm and its stockholders, (ii) duly authorized and approved the execution and delivery by Mattress Firm of the Merger Agreement and the consummation by Mattress Firm of the Transactions, (iii) approved and declared advisable the Merger Agreement and the Transactions, (iv) approved the Tender and Support Agreements and the Support Agreements (as defined in the Offer to Purchase) and (v) recommended that Mattress Firm's stockholders tender their Shares in the Offer.

        For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

        Except as set forth above, neither Purchaser, Holdco nor Steinhoff will pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials, at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

INNISFREE M&A INCORPORATED

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, HoldCo, Steinhoff, Mattress Firm, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.